Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Planet Fitness, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑224887 and 333‑206158) on Form S‑8 and statements (Nos. 333‑213417 and 333‑215317) on Form S‑3 of Planet Fitness, Inc. of our reports dated March 1, 2021, with respect to the consolidated balance sheets of Planet Fitness, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, cash flows, and changes in equity for each of the years in the three‑year period ended December 31, 2020, and the related notes and financial statement Schedule II‑Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Planet Fitness, Inc.
Our report on the consolidated financial statements refers to a change in the method for accounting for leases as of January 1, 2019 due to the adoption of ASC Topic 842, Leases.

/s/ KPMG LLP

Boston, Massachusetts
March 1, 2021